SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box:
☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12	☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

Getty Images, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 27, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 annual meeting of stockholders of Getty Images, Inc. The meeting will be held at the headquarters of the Company at 601 North 34th Street, Seattle, Washington 98103, on Tuesday, May 2, 2006 at 11:00 a.m. (Pacific Time). We hope that you will be able to attend.

At the annual meeting, you will be asked (i) to elect two Class III Directors to serve three-year terms, (ii) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and (iii) to transact such other business as may properly come before the annual meeting.

More details about the business to be conducted at the annual meeting and about the meeting itself are presented in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. After reading the enclosed proxy statement, kindly complete, sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope. Returning the proxy will not preclude you from voting in person at the meeting should you later decide to attend, as your proxy is revocable at or prior to the meeting at your discretion.

The Board of Directors of Getty Images unanimously recommends that you vote FOR both nominees for Director, and FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

Mark H. Getty
Chairman of the Board of Directors

GETTY IMAGES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 2, 2006

Notice is hereby given that the annual meeting of stockholders of Getty Images, Inc., a Delaware corporation (“Getty Images” or the “Company”), will be held at the headquarters of the Company, 601 North 34th Street, Seattle, Washington 98103, on Tuesday May 2, 2006 at 11:00 a.m. (Pacific Time) for the following purposes:

1.	To elect two Class III Directors to serve until the 2009 annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before the annual meeting and at any adjournments or postponements of the meeting.

The Board of Directors set March 2, 2006 as the record date of the meeting. This means that owners of shares of our stock at the close of business on that date are entitled to receive this notice of the annual meeting, and to attend and to vote at the meeting and at any adjournments or postponements of the meeting. Additional information regarding the matters to be acted on at the annual meeting may be found in the accompanying proxy statement.

By Order of the Board of Directors,

Jeffrey L. Beyle
Senior Vice President, General Counsel and Secretary

Seattle, Washington

March 27, 2006

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the annual meeting in person, we urge you to complete, sign, date and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the annual meeting if you desire to do so, as your proxy is revocable at or prior to the meeting at your discretion.

GETTY IMAGES, INC.

601 North 34th Street

Seattle, Washington 98103

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 2, 2006

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Getty Images, Inc., a Delaware corporation (“Getty Images” or the “Company”), from the holders of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company, to be voted at the annual meeting of stockholders to be held at 11:00 a.m. (Pacific Time) on Tuesday, May 2, 2006 at the headquarters of the Company located at 601 North 34th Street, Seattle, Washington 98103.

This proxy statement contains information related to the annual meeting. We hope that you will be able to attend.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked at or prior to the meeting. The proxies also may be voted at any adjournments or postponements of the meeting.

Only owners of record of shares of common stock at the close of business on the record date of March 2, 2006 are entitled to vote at the annual meeting or at adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On March 2, 2006, there were 62,333,153 shares of common stock issued and outstanding.

The purpose of the annual meeting is to consider and act on the following proposals:

1.	To elect two Class III Directors to serve until the 2009 annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

The proxy materials are being mailed to the stockholders entitled to vote at the meeting on or about March 27, 2006.

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act on the matters outlined in the Notice of Annual Meeting on the cover page of this proxy statement, including the election of Directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. In addition, management will respond to questions from stockholders.

Who can attend the meeting?

All owners of record of common stock as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 10:30 a.m. (Pacific Time). If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras and other recording devices will not be permitted at the meeting.

If you hold your shares in street name (that is, through a broker or bank), you will need to ask your broker or bank for an admission card in the form of a legal proxy. You will need to bring the legal proxy with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement (reflecting your share ownership as of the record date) with you to the meeting. We can use that to verify your ownership of shares of Getty Images’ common stock and to admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy.

What is the record date and what does it mean?

The record date for our 2006 annual meeting is March 2, 2006. The record date is established by the Board of Directors as required by Delaware law. Owners of record of shares of our common stock at the close of business on the record date are entitled:

•	to receive notice of the meeting,

•	to attend the meeting, and

•	to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the meeting?

Only owners of record of common stock at the close of business on March 2, 2006, the record date for the meeting, are entitled to receive notice of and to attend and to vote at the annual meeting and any adjournments or postponements of the meeting. If you were an owner of record of common stock on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name.

What are the voting rights of the holders of shares of Getty Images’ common stock?

Each outstanding share of Getty Images’ common stock will be entitled to one vote on each matter. You are not entitled to cumulate votes in the election of Directors.

Can I vote by telephone or via the internet?

No, you cannot.

What is a proxy?

You may legally designate another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. A proxy card has been attached to this proxy statement. Three of our executive officers have been designated as proxies for our 2006 annual meeting of stockholders. These three executive officers are Patrick F. Flynn, our Senior Vice President, Technology; Elizabeth J. Huebner, our Chief Financial Officer; and Jeffrey L. Beyle, our Secretary and General Counsel.

What is a proxy statement?

A proxy statement is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy card designating Patrick F. Flynn, Elizabeth J. Huebner and Jeffrey L. Beyle as proxies to vote on your behalf.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at or prior to the meeting any time before the proxy is exercised at the meeting by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a date later than the proxy you are revoking. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How can you revoke a proxy?

A stockholder can revoke a proxy by any one of the following three actions before the completion of voting at the meeting:

•	giving written notice to the Secretary of the Company,

•	delivering a later-dated proxy, or

•	voting in person at the meeting after requesting at the meeting that a previously granted proxy be revoked.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of March 2, 2006, the record date, 62,333,153 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence, in person or by proxy, of the holders of common stock representing at least 31,166,577 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a stockholder of record and attend the meeting, you may deliver your completed proxy card in person. If you are a street name stockholder who wishes to vote at the meeting, you will need to obtain a proxy card from the institution that holds your shares as described in the section entitled “Who can attend the meeting?” on page 2 of this Proxy Statement.

Are votes confidential? Who counts the votes?

We will continue our practice of holding the votes of all stockholders in confidence from Directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or to defend claims for or against the Company,

•	in case of a contested proxy solicitation,

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or

•	to the independent inspectors of election to certify the results of the vote.

We also will continue to retain an independent tabulator to receive and to tabulate the proxies.

What are my voting choices when voting for nominees to the Board of Directors? What is the Board’s recommendation?

In voting on the election of two nominees to serve on the Board of Directors until our 2009 annual meeting of stockholders, stockholders may act in one of the following ways:

•	vote in favor of (“FOR”) both nominees,

•	withhold votes as to both nominees, or

•	vote in favor of a particular nominee and/or withhold a vote as to a particular nominee.

The Board of Directors recommends a vote “FOR” both the nominees.

What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm? What is the Board’s recommendation?

In voting on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, stockholders may act in one of the following ways:

•	vote in favor of (“FOR”) the ratification,

•	vote against the ratification, or

•	abstain from voting on the ratification.

The Board of Directors recommends a vote “FOR” the proposal. If the stockholders fail to vote in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to the Company’s stockholders.

What vote is required to approve each item?

Election of Directors.    The two persons who receive the greatest number of affirmative votes present in person or represented by proxy at the meeting will be elected to the Board of Directors.

Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting is required for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If the stockholders fail to vote in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to the Company’s stockholders.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting.

For the election of Directors, the nominees receiving the highest number of votes, up to the number of Directors to be elected, shall be elected. Accordingly, abstentions and broker non-votes will have no effect on the election of Directors because they will not represent votes cast at the annual meeting.

The affirmative vote of the holders of a majority of the shares represented at the annual meeting, in person or by proxy, and entitled to vote thereon is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will be counted towards the tabulations of votes cast on the proposal and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether the proposal has been ratified.

What if a stockholder does not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy. If no instructions are given, proxies that are signed and returned will be voted “FOR” the election of all nominees for the Board of Directors and “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

What if other business comes before the annual meeting for a vote?

The shares of our common stock represented by a proxy card properly executed, duly returned and not subsequently revoked will be voted at the annual meeting in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the meeting. The Company does not presently know of any other business that may come before the annual meeting.

What are the rules regarding stockholder proposals for the 2006 and 2007 meetings?

Any stockholder who intended to present a proposal at the 2006 annual meeting of stockholders was required to ensure that the proposal was delivered to the Company (i) no later than November 27, 2005, if the proposal was submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or (ii) on or after January 3, 2006, and on or before March 4, 2006, if the proposal was submitted pursuant to our bylaws. As of the date of this proxy statement, no stockholder proposals have been received.

Any stockholder who intends to present a proposal at the 2007 annual meeting of stockholders must ensure that the proposal is received by the Secretary at Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103:

•	Not later than November 27, 2006, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Receipt by the Company of any such proposal from a qualified stockholder in a timely manner will not guarantee its inclusion in our proxy materials or its presentation at the 2007 annual meeting because the proposal must meet the other requirements of the rules of the SEC;

•	Pursuant to Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, the Company intends to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for our 2007 annual meeting, except in circumstances where (i) the Company receives notice of the proposed matter no later than February 10, 2007, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4; or

•	On or after February 1, 2007, and on or before March 3, 2007, if the proposal is submitted pursuant to our bylaws, in which case the notice of the proposal must meet certain requirements set forth in our bylaws and we are not required to include the proposal in our proxy materials. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company has a classified Board of Directors, consisting of Class I Directors, Class II Directors and Class III Directors, the members of which serve staggered three-year terms.

Our Restated Certificate of Incorporation provides that the term of the Class III Directors terminates on the date of the 2006 annual meeting of stockholders. The terms of the Class I and Class II Directors will terminate on the date of the annual meeting of stockholders in the years 2007 and 2008, respectively.

The Board of Directors has nominated Jonathan D. Klein and Michael A. Stein to serve as Class III Directors to hold office until the annual meeting of stockholders to be held in 2009 and until their respective successors are duly elected and qualified. Messrs. Klein and Stein currently are Class III Directors of the Company.

The Board of Directors does not anticipate that either of Messrs. Klein or Stein will be unable or unwilling to serve, but if either one of them should be unable or unwilling to serve, the proxies will be voted for the election of such other person as is designated by the Board of Directors. Set forth below is a brief description of the background of each nominee for election as a Director and of each of the five Directors continuing in office.

Nominees for Class III Directors

Name	Age	Business Experience	Director Since
Jonathan D. Klein (Class III)	45	Mr. Klein is a co-founder of Getty Images and has been our Chief Executive Officer and a Director since February 1998. Mr. Klein served as Chief Executive Officer and as a Director of Getty Communications Limited, our predecessor, from April 1996 to February 1998. From March 1995 to April 1996, Mr. Klein served as the Joint Chairman of Getty Communications Limited. Mr. Klein serves on the Board of Directors of Getty Investments L.L.C. Mr. Klein also serves as a Director of Real Networks, Inc., a leading creator of digital media services and software, and the Advisory Board of the Global Business Coalition on HIV/AIDS, the pre-eminent organization leading the business fight against AIDS.	1998

Michael A. Stein (Class III)	56	Mr. Stein has been a Director since June 2002. Mr. Stein has served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company, since January 2001. Prior to that, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc., a leading fashion specialty retailer, from October 1998 to September 2000. Prior to working for Nordstrom, Mr. Stein spent nearly 10 years with Marriott International, Inc., one of the world’s leading hospitality companies, where, from 1993 to 1998, he was Executive Vice President and Chief Financial Officer. Mr. Stein also serves on the Board of Directors of Apartment Investment & Management Company (AIMCO), a multi-family dwelling real estate investment trust.	2002

Vote Required

The two persons who receive the greatest number of affirmative votes present in person or represented by proxy at the meeting will be elected to the Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, a proxy marked “WITHHOLD AUTHORITY” will have the effect of a negative vote. There can be no broker non-votes on the election of Directors because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to election of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF BOTH OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

Directors Continuing in Office

Name	Age	Business Experience	Director Since
James N. Bailey (Class I)	59	Mr. Bailey has been a Director since February 1998 and served as a Director of Getty Communications Limited, our predecessor, from September 1996 to February 1998. Mr. Bailey co-founded Cambridge Associates LLC, an investment consulting firm, in May 1973 and currently serves as its Senior Managing Director and Treasurer. He also is co-founder, Treasurer and a Director of The Plymouth Rock Company, SRB Corporation, Inc., Direct Response Corporation and Homeowners Direct Company, all four of which are insurance companies. Additionally, Mr. Bailey serves as a Director of Apartment Investment & Management Company (AIMCO), a multi-family dwelling real estate investment trust.	1998

Andrew S. Garb (Class I)	63	Mr. Garb has been a Director since February 1998 and served as a Director of Getty Communications Limited, our predecessor, from May 1996 to February 1998. Mr. Garb also served as a Director of Getty Investments L.L.C. from June 1996 until October 2003. Mr. Garb currently is of counsel to the law firm of Loeb & Loeb LLP, where he has practiced since 1968. He was the firm’s Managing Partner from 1986 to 1992.	1998

David Landau (Class I)	55	Dr. Landau has been a Director since September 2003. Dr. Landau co-founded Loot Ltd., one of London’s free advertisement papers, in 1985. He held various positions at Loot from 1985 to 2000, including most recently, Joint Managing Director and Chairman, until Loot was sold in 2000. Dr. Landau currently is Chairman of Saffron Hill Ventures, a venture capital company focused on technology and media.	2003

Christopher H. Sporborg (Class II)	66	Mr. Sporborg has been a Director since February 1998 and served as a Director of Getty Communications Limited, our predecessor, from May 1996 to February 1998. Mr. Sporborg held various positions at Hambros Bank Limited from 1962 to 1998, including Deputy Chairman of Hambros PLC and Hambros Bank Limited, Chairman and Chief Executive of Hambros Group Investments Ltd. and Chairman of Hambros Insurance Services Group PLC. Mr. Sporborg is Founder and Chairman of the Board of Directors of Countrywide plc, a real estate leasing and financial services company, and is Chairman of the Board of Directors of Chesnara plc, also a real estate leasing and financial services company, and Atlas Copco UK Holdings Ltd., a tool manufacturing and leasing company. Mr. Sporborg also serves as a Director of Lindsey Morden Group Inc., an insurance services company.	1998

Name	Age	Business Experience	Director Since
Mark H. Getty (Class II)	45	Mr. Getty is a co-founder of Getty Images, and has been a Director since February 1998, serving as our Executive Chairman from September 1998 to May 2004. In May 2004, Mr. Getty relinquished his role as an executive officer of the Company but remains as (non-executive) Chairman of the Board. Mr. Getty served as Co-Chairman of Getty Images from February 1998 until September 1998. He served as Executive Chairman of Getty Communications Limited, our predecessor, from April 1996 to February 1998. From March 1995 to April 1996, Mr. Getty served as the Joint Chairman of Getty Communications Limited. Mr. Getty also is the Chairman of the Board of Directors of Getty Investments L.L.C.	1998

THE BOARD, BOARD COMMITTEES AND MEETINGS

The Board of Directors has Audit, Compensation, Nominating and Corporate Governance, Executive and Equity Compensation Committees. The Board of Directors has adopted written charters for the Audit, Compensation and Nominating and Corporate Governance Committees. These charters may be found on the Corporate Governance section of our website, located at www.gettyimages.com. The Executive and Equity Compensation Committees each operate pursuant to a specific delegation of authority by the Board of Directors. The Board of Directors held eight meetings during 2005. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of which he was a member during the last year.

The membership of these Committees and a brief statement of their principal responsibilities are presented below:

Director	Audit	Compensation	Equity Compensation	Executive	Nominating & Corporate Governance
James N. Bailey	X	X		X	Chair
Andrew S. Garb	X	Chair		X
Mark H. Getty
David Landau
Jonathan D. Klein			X	X
Christopher Sporborg		X			X
Michael A. Stein	Chair			X

Audit Committee

The Audit Committee consists of Messrs. Bailey, Garb and Stein. Mr. Stein has served as the chairman of the Audit Committee since 2002. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility relating to oversight of: the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the internal auditors and independent registered public accounting firm; compliance with the Company’s Code of Ethics and Code of Business Conduct; and the Company’s internal control over financial reporting. The members of the Audit Committee meet regularly with senior management of the Company, the internal auditors and the Company’s independent registered public accounting firm to review the scopes, plans and results of the external and internal audits, the evaluations by management, the internal auditors and the independent registered public accounting firm of the Company’s internal control over financial reporting, and the quality of the Company’s financial reporting and disclosure practices. The Audit Committee held 12 meetings during 2005.

Compensation Committee

The Compensation Committee consists of Messrs. Bailey, Garb and Sporborg. Mr. Garb has served as the Chairman of that Committee since 1998. The Compensation Committee oversees our compensation plans and policies, annually reviews and approves all executive officers’ compensation, and administers our incentive plans (including reviewing and approving stock incentive grants to executive officers of the Company). The Compensation Committee held 10 meetings during 2005.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Bailey and Sporborg. Mr. Bailey has served as the Chairman of that Committee since 2003. The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors and recommends such candidates to the Board and stockholders for consideration. In addition, this Committee is responsible for, among other things, evaluating the effectiveness of the Board and its Committees, and for developing, updating as necessary, and recommending to the Board corporate governance principles and policies applicable to the Company.

This Committee will consider qualified candidates for Directorships suggested by stockholders in written submissions to the Nominating and Corporate Governance Committee, c/o General Counsel, Getty Images, 601 North 34th Street, Seattle, Washington 98103, or to nominations@gettyimages.com. The Committee will evaluate persons recommended by stockholders in the same manner as other candidates. The Nominating and Corporate Governance Committee held five meetings during 2005.

Executive Committee

The Executive Committee consists of Messrs. Bailey, Garb, Klein and Stein. This Committee was formed in December 2005 and did not meet in 2005. This Committee has a limited delegation of authority from the Board of Directors to exercise the authority of the Board during the intervals between meetings of the Board, except for matters that cannot be delegated by law or pursuant to the Company’s Restated Certificate of Incorporation or bylaws and except for those matters expressly delegated to another committee of the Board of Directors.

Equity Compensation Committee (formerly known as the Stock Option Committee)

The Equity Compensation Committee consists of Mr. Klein. The Equity Compensation Committee is responsible for the administration of the Company’s 2005 Incentive Plan for those employees who are not executive officers of the Company. The Committee may act only within limits set by the Board of Directors. The Equity Compensation Committee took action 11 times during 2005.

Determinations of Independence and Financial Literacy; Designation of Audit Committee Financial Expert

No Director will be deemed to be independent unless the Board affirmatively determines that the Director has no material relationship with the Company, directly or as an officer, shareowner or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence established by the SEC, the New York Stock Exchange (“NYSE”) and other applicable laws and regulations.

The Board has considered the independence of each of its members. The Board determined, after a review of relevant information and advice from legal counsel, that James N. Bailey, Andrew S. Garb, David Landau, Christopher H. Sporborg, and Michael A. Stein are independent. Consequently, all members of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee are independent pursuant to NYSE listing standards and all other applicable rules and standards. Additionally, the Board of Directors determined that each member of the Audit Committee is financially literate and that Mr. Stein is an “Audit Committee financial expert” as defined under applicable rules of the SEC.

Presiding Director; Executive Sessions of Independent Directors

In 2005, the independent directors of the Board met in executive session four times to discuss such topics as the independent directors determined, including evaluation of the performance of the chief executive officer. In 2005, Mr. Bailey was selected by the independent members of the Board to chair these sessions.

Attendance of Board Members at Annual Stockholders Meeting

Mr. Klein attended the 2005 annual stockholders meeting and acted as Chairman of the meeting. He was the only Board member in attendance. The Company invites the members of the Board to attend the annual meeting of stockholders, but does not have a policy that requires them to attend the meeting.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee is composed of three independent Directors, Messrs. Bailey, Garb and Sporborg. None of Messrs. Bailey, Garb or Sporborg is an executive officer of an entity for which an executive officer of the Company served as a member of a compensation committee or as a director during the last fiscal year.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors or to specific Directors by emailing boardofdirectors@gettyimages.com. Submissions may also be mailed to:

Board of Directors

c/o General Counsel

Getty Images, Inc.

601 North 34th Street

Seattle, Washington 98103

The communications from stockholders are screened by the Company’s General Counsel for appropriateness and relevance, and are forwarded to the Board or individual members of the Board pursuant to the guidelines set by Getty Images’ Board of Directors.

Corporate Governance

The Company has adopted Corporate Governance Guidelines, a Code of Business Conduct and a Code of Ethics for Getty Images’ management and Board of Directors. These documents may be found on the Corporate Governance section of Getty Images’ website, located at www.gettyimages.com, and are available in print to any stockholder who makes a request of:

Investor Relations Department

Getty Images, Inc.

601 North 34th Street

Seattle, Washington 98103

1-866-275-4389

investorrelations@gettyimages.com

If any material provisions of our Code of Ethics or our Code of Business Conduct are waived for any member of our management or Board of Directors, or if any substantive changes are made to our codes as they relate to any Director or member of management, we will disclose that fact as required and within the period of time mandated or recommended by applicable NYSE or SEC rules or guidelines.

DIRECTOR COMPENSATION

Our Directors play an important role in guiding Getty Images’ strategic direction and overseeing the Company’s management. Recent developments in corporate governance and financial reporting have resulted in an increased demand for public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate financial incentives to ensure our Directors’ continued performance.

The tables below provide information on the cash and equity compensation received by our non-employee Directors for services on the Board of Directors and Committees of the Board of Directors. Our sole employee Director, Mr. Klein, receives no separate compensation for service as a Director of Getty Images.

Cash Retainer and Meeting Fees for Non-Employee Directors

In September 2004 the Board revised its compensation program to move from a fixed annual retainer of $20,000 plus an annual award of 5,000 stock options to a program under which each of our non-employee Directors, with the exception of Mr. Getty, receives (a) an annual cash retainer, (b) a cash retainer for serving as a chair of one or more of the Committees of the Board, and (c) a fee for attending meetings of the Board and its various Committees. In lieu of the foregoing, our Chairman of the Board of Directors, Mr. Getty (who resides in London), receives £60,250 per year (approximately $109,655). The Company reimburses our Directors for their reasonable expenses incurred in attending meetings of the Board and its Committees in addition to the retainers and meeting fees.

NON-EMPLOYEE DIRECTOR COMPENSATION
Annual Retainer	$35,000
Annual Retainer for Audit Committee Chair	4,000
Annual Retainers for other Committee Chairs	2,000
Fee per Board Meeting	1,000
Fee per Committee Meeting	1,000

Equity Compensation for Non-Employee Directors

Non-employee Directors also are eligible to participate in the Getty Images, Inc. 2005 Incentive Plan, which provides for stock option grants, restricted stock units and other equity-based awards to Directors for their services. Nonetheless, no equity-based awards were made to the non-employee directors in 2005 because in 2004 the non-employee Directors, other than Mr. Getty, received both their award of 5,000 stock options with four-year vesting (the standard annual award under the prior compensation program) and also a special grant of 10,000 immediately vested stock options. This special grant was intended to constitute the equity compensation for the recipient non-employee Directors until 2007. All options were granted with an exercise price equal to the average of the high and low prices of our common stock on the date of grant.

Non-Employee Director Compensation Table

The following table sets forth the total cash and equity compensation paid to our non-employee Directors for their service on our Board and committees of the Board during fiscal years 2005 and 2004.

Director		Annual Cash Retainer(1)	Board and Committee Meeting Fees	Committee Chairman Fee	Total(2)	Stock Option Awards(#)
James N. Bailey	2005 2004	$35,000 27,500	$33,000 14,000	$2,000 1,000	$70,000 42,500	0 15,000

Andrew S. Garb	2005 2004	35,000 27,500	29,000 5,000	2,000 1,000	66,000 33,500	0 15,000

Mark H. Getty(3)	2005 2004	123,003 137,099	0 0	0 0	123,003 137,099	0 0

David Landau	2005 2004	35,000 27,500	6,000 4,000	0 0	41,000 31,500	0 15,000

Christopher H. Sporborg	2005 2004	35,000 27,500	21,000 14,000	0 0	56,000 41,500	0 15,000

Michael A. Stein	2005 2004	35,000 27,500	21,000 11,000	4,000 2,000	60,000 40,500	0 15,000

(1)	The annual cash retainer for 2004 for each of the non-employee Directors, excepting Mr. Getty, reflects one-half of the $20,000 annual retainer paid in May 2004 for each Director’s service for the first half of 2004, as well as one-half of the $35,000 annual retainer due under the non-employee Director compensation program adopted in September 2004 (which was made effective from June 2004).
(2)	These figures do not include their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or any Committee thereof, for which the Directors are reimbursed by the Company.
(3)	The cash compensation paid to Mr. Getty was paid in pounds sterling and has been converted into U.S. dollars based on an annual average basis. The annual average exchange rates in U.S. dollars per pound sterling based on the average of the noon buying rate in the City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York in effect on each day for the years ended December 31, 2005 and 2004 were $1.82 and $1.83, respectively. The figures for Mr. Getty include £7,334 (approximately $13,348) for 2005 and £14,668 (approximately $26,842) for 2004 paid by the Company to lease a car for Mr. Getty. In July 2005, Mr. Getty personally bought out the car lease and, as a result, the Company no longer provides this benefit to Mr. Getty. Mr. Getty has not received any stock options for service on the Board of Directors.

The Company does not provide any insurance, retirement or other benefit programs or compensation to the members of the Board of Directors, or any other benefits or perquisites except as described above.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Set forth below is certain information with respect to the current executive officers of Getty Images other than Mr. Klein, whose information is under “ELECTION OF DIRECTORS—Nominees for Class III Directors.”

Name	Age	Business Experience
Jeffrey L. Beyle	44	Mr. Beyle has been Senior Vice President and General Counsel since November 2000. Prior to joining Getty Images in November 2000, Mr. Beyle was General Counsel of Coca-Cola’s Asia-Pacific Group in Hong Kong from April 2000 until October 2000. Prior to that, Mr. Beyle was Vice President of Legal and Business Development for the China Division of The Coca-Cola Company from May 1997 until April 2000, and held other positions with The Coca-Cola Company since joining that company in 1992.

Name	Age	Business Experience
Richard R. Ellis	45	Mr. Ellis has been Senior Vice President of Business Development since November 2004. Mr. Ellis previously had served as Vice President of Editorial Development from October 2001 until November 2004, and Vice President of News Services from October 1999 until October 2001. Prior to joining Getty Images in 1999, Mr. Ellis worked for Newsmakers LLC, an online news photography service he founded in 1994. Before that, Mr. Ellis worked as a staff photographer and bureau chief for Reuters.

Nicholas E. Evans-Lombe	39	Mr. Evans-Lombe has been Senior Vice President, Images and Services since August 2004. Mr. Evans-Lombe previously had served as Senior Vice President, Editorial Customers from September 2003 until July 2004, Senior Vice President, Editorial from January 2002 until September 2003, Senior Vice President, Strategy and Corporate Development from February 1998 until January 2002, and Director of Strategy and Corporate Development of Getty Communications Limited, our predecessor, from February 1996 until February 1998. Prior to joining Getty Images, Mr. Evans-Lombe held various positions in the corporate finance division at Hambros Bank Limited from 1989 until December 1995.

Patrick F. Flynn	50	Mr. Flynn has been Senior Vice President, Technology since August 2004, with responsibility for both our Technology and Content Operations functions. Prior to joining Getty Images, Mr. Flynn was Vice President and Chief Information Officer for PACCAR Inc., a commercial vehicle manufacturer, from October 1997 to August 2004. Before joining PACCAR, he was Vice President of Systems Development for Fruit of the Loom, an apparel company, from August 1995 to September 1997. Prior to Fruit of the Loom, Mr. Flynn held various positions with FedEx Corp. from December 1986 to August 1995.

James C. Gurke	50	Mr. Gurke has been Senior Vice President, Human Resources and Chief of Staff since August 2004. Mr. Gurke previously served as Senior Vice President, Business Development and Chief of Staff from December 2003 until July 2004, Senior Vice President, New Revenues from May 2003 until December 2003, Vice President of New Revenues from August 2002 until May 2003, and Vice President, Sales and Marketing—Americas from January 1999 until August 2002. Prior to joining Getty Images, Mr. Gurke was employed by Encyclopaedia Britannica from 1994 to 1999, finally serving in the capacity of Vice President, Educational Sales and Marketing.

Elizabeth J. Huebner	48	Ms. Huebner has been Senior Vice President and Chief Financial Officer since October 2000. Prior to joining Getty Images, Ms. Huebner was Executive Vice President and Chief Financial Officer for Primus Knowledge Solutions, Inc., a customer service software development company, from August 1998 to August 2000. Before that, Ms. Huebner was Vice President and Chief Financial Officer of Fluke Corporation, a manufacturer of electronic test tools and software, from March 1996 to July 1998. Prior to Fluke, Ms. Huebner was employed by ATT Wireless (then McCaw Cellular) beginning in 1989, where she served as Regional Vice President of Finance from 1991 to 1996.

		In December 2005, Ms. Huebner announced her intention to retire in the first half of 2006, with the timing dependent upon the appointment of her successor.

Name	Age	Business Experience
Bo T. Olofsson	43	Mr. Olofsson has been Senior Vice President Global Sales since October 2005, and Senior Vice President, EMEA, Asia Pacific and Emerging Markets since May 2003. Prior to joining Getty Images, Mr. Olofsson worked for Dell Computer in Europe from 1997 through May 2003, serving in a number of executive sales positions. Prior to working for Dell Computer, Mr. Olofsson worked for Apple Computer in Europe from 1990 to 1997.

Jack Sansolo	62	Dr. Sansolo has been Senior Vice President and Chief Marketing Officer since November 2004. Prior to joining Getty Images, Dr. Sansolo was a marketing consultant from January 2001 to November 2004 and, from September 1996 to January 2001, Executive Vice President, Global Brand Direction at Eddie Bauer, a retail clothing seller. Previously, he had held marketing positions at a number of companies, including Hill Holiday Advertising, Kennan Research and Consulting, Inc., and AT&T. Dr. Sansolo serves on the Board of Directors of aQuantive, Inc. and served on the Board of Directors of Celebrate Express, Inc. during 2005.

Michael D. Teaster	39	Mr. Teaster has been Vice President of Business Development and Image Partners since July 2005 and Vice President of Image Partners since June 2004. Mr. Teaster had previously served as Vice President of Agent Development from January 2001 until June 2004 and Vice President of Licensee Relations from November 1999 until January 2001. Prior to joining Getty Images, Mr. Teaster worked for The Image Bank Inc., a wholly owned subsidiary of Kodak, from 1994 to 1999, finally serving in the capacity of Vice President of Licensee Relations.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, certified public accountants, served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005. The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2006, and to perform other appropriate accounting services.

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to the Company’s stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if the representative so desires and to respond to questions from the stockholders.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the item will be required for ratification of this appointment. A properly executed proxy marked “ABSTAIN” with respect to the ratification of the appointment will not be voted with respect to the matter, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. There can be no broker non-votes on this proposal because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the ratification of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

The Company knows of no other matters to be presented at the annual meeting other than those described in this proxy statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of shares of our common stock as of March 1, 2006, for (i) each person who is known by the Company to own beneficially more than 5% of the shares of our outstanding common stock, (ii) each Director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table of this proxy statement, and (iv) by all Directors and executive officers of the Company as a group.

Amount and Nature of Beneficial Ownership

Names	Number of Shares(1)	Percent of Class
Getty Investments, L.L.C.(2)	10,350,247	16.60
FMR Corporation(3)	5,245,236	8.41
Morgan Stanley(4)	5,138,770	8.24
Massachusetts Financial Services Company(5)	3,441,915	5.52
Mark H. Getty(6)	1,115,642	1.78
Jonathan D. Klein(7)	1,109,002	1.75
Elizabeth J. Huebner(8)	86,000	*
Jeffrey L. Beyle(9)	45,000	*
Andrew S. Garb(10)	28,583	*
Michael A. Stein(11)	25,000	*
James N. Bailey(12)	22,083	*
David Landau(13)	18,750	*
Christopher H. Sporborg(14)	13,300	*
Patrick F. Flynn(15)	649	*
Jack Sansolo(16)	420	*
All Executive Officers and Directors as a group (16 persons)(17)	2,824,157	4.39

*	Less than 1%
(1)	Beneficial ownership represents sole or shared voting and investment power and is defined by the SEC to mean generally the power to vote or dispose of securities, regardless of economic interest. The numbers were calculated pursuant to Rule 13d-3(d) of the Securities and Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of March 1, 2006 are deemed outstanding for the purpose of calculating the number and percentage owned by any person listed. Getty Images had 62,333,153 shares of outstanding common stock as of March 1, 2006. To our knowledge, the only stockholders who beneficially owned more than 5% of the shares of outstanding common stock as of March 1, 2006, were Getty Investments L.L.C., FMR Corporation, Morgan Stanley and Massachusetts Financial Services Company.
(2)	Includes shares beneficially owned or deemed to be owned beneficially by Getty Investments L.L.C. as follows: 622,602 shares held by the October 1993 Trust, to which Getty Investments L.L.C. shares voting power with Mr. Getty pursuant to the Getty Parties Shareholders’ Agreement; 107,602 shares held by Abacus Trust Company (Isle of Man) as Trustees of the J D Klein Family Settlement (the “Klein Family Trust”), to which Getty Investments L.L.C. shares voting power with Mr. Klein pursuant to the Getty Parties Shareholders’ Agreement; and 9,620,043 shares held directly by Getty Investments L.L.C. The address of Getty Investments L.L.C. is 1325 Airmotive Way, Suite 262, Reno, NV 89502.
(3)	This information is derived from the Schedule 13G/A filed with the SEC by FMR Corporation (“FMR”) on February 14, 2006. FMR filed the Schedule 13G/A and reported that, as of December 31, 2005, FMR and affiliated companies had sole power to vote or to direct the vote of 407,926 shares and sole power to dispose or to direct the disposition of 5,245,236 shares. The address of FMR is 82 Devonshire Street, Boston, MA 02109.
(4)	This information is derived from the Schedule 13G filed with the SEC by Morgan Stanley on February 15, 2006. Morgan Stanley filed the Schedule 13G and reported that, as of December 31, 2005, Morgan Stanley had sole voting and dispositive power as to 5,100,438 shares and shared voting and dispositive power as to 3,460 shares. Morgan Stanley reported beneficially owning 5,138,770 shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.
(5)	This information is derived from the Schedule 13G filed with the SEC by Massachusetts Financial Services Company (“MFSC”) on February 13, 2006. MFSC filed the Schedule 13G and reported that, as of December 31, 2005, MFSC had sole voting power as to 3,399,315 shares and sole dispositive power as to 3,441,915 shares and total beneficial ownership of 3,441,915 shares, of which shares were also beneficially owned by certain other non-reporting entities as well as MFSC. The address of MFSC is 500 Boylston Street, Boston, MA 02116.
(6)	Includes 446,350 shares of common stock that may be acquired by Mr. Getty through the Options Settlement, a revocable grantor trust of which Mr. Getty is the sole primary beneficiary, on the exercise of outstanding options that presently are exercisable. Also includes shares beneficially owned or deemed to be owned beneficially by Mr. Getty as follows: 622,602 shares held by the October 1993 Trust, to which Mr. Getty shares voting power with Getty Investments L.L.C. pursuant to the Getty Parties Shareholders’ Agreement; 24,377 shares held by the Cheyne Walk Trust, to which Mr. Getty shares voting and investment power; and 7,313 shares held by the Ronald Family Trust B, to which Mr. Getty shares voting and investment power. Also includes 15,000 shares held directly by Mr. Getty. Does not include 9,727,645 shares owned or deemed to be owned by Getty Investments L.L.C. Mr. Getty is one of seven directors of Getty Investments L.L.C. and, therefore, may be deemed to share voting and investment power over the shares held by Getty Investments L.L.C.
(7)	Includes 993,000 shares of common stock that may be acquired by Mr. Klein on the exercise of outstanding options that presently are exercisable. Also includes shares beneficially owned or deemed to be owned beneficially by Mr. Klein as follows: 107,602 shares held by the Klein Family Trust, to which Mr. Klein shares voting power with Getty Investments L.L.C. pursuant to the Getty Parties Shareholders’ Agreement; 900 shares held by Mr. Klein’s children, for which Mr. Klein disclaims beneficial ownership; and 7,500 shares held directly by Mr. Klein. Does not include 10,242,645 shares owned or deemed to be owned by Getty Investments L.L.C. Mr. Klein is one of seven directors of Getty Investments L.L.C. and, therefore, may be deemed to share voting and investment power over the shares held by Getty Investments L.L.C.

(8)	Includes 85,000 shares of common stock that may be acquired by Ms. Huebner on the exercise of outstanding options that presently are exercisable and 1,000 shares held directly by Ms. Huebner.
(9)	Includes 45,000 shares of common stock that may be acquired by Mr. Beyle on the exercise of outstanding stock options that presently are exercisable.
(10)	Includes 22,083 shares of common stock that may be acquired by Mr. Garb on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before April 30, 2006 and 6,500 shares held directly by Mr. Garb.
(11)	Includes 25,000 shares of common stock that may be acquired by Mr. Stein on the exercise of outstanding options that presently are exercisable or which will become exercisable on or before April 30, 2006.
(12)	Includes 22,083 shares of common stock that may be acquired by Mr. Bailey on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before April 30, 2006.
(13)	Includes 18,750 shares of common stock that may be acquired by Mr. Landau on the exercise of outstanding options that presently are exercisable or which will become exercisable on or before April 30, 2006.
(14)	Includes 12,500 shares of common stock that may be acquired by Mr. Sporborg on the exercise of outstanding options that presently are exercisable or that will become exercisable on or before April 30, 2006 and 800 shares held directly by Mr. Sporborg.
(15)	Includes 649 shares held directly by Mr. Flynn.
(16)	Includes 420 shares held directly by Mr. Sansolo.
(17)	Includes 2,028,235 shares of common stock that may be acquired upon the exercise of outstanding options that presently are exercisable or which will become exercisable on or before April 30, 2006, and 795,922 otherwise owned beneficially. Does not include shares owned or deemed owned by Getty Investments L.L.C. Messrs. Getty and Klein are two of seven directors of Getty Investments L.L.C. and, therefore, may be deemed to share voting and investment power over shares held by Getty Investments L.L.C.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or earned for all services rendered to Getty Images in all capacities during the fiscal years ended December 31, 2005, 2004 and 2003 by our Chief Executive Officer and our four other most highly compensated executive officers, whose total annual salary and bonus exceeded $100,000, based on salary and bonuses earned during the fiscal year ended December 31, 2005 (collectively, the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Unit Awards(3)	All Other Compensation
Jonathan D. Klein Chief Executive Officer	2005 2004 2003	$950,000 962,500 1,100,000	$691,600 828,208 325,000	$0 0 0	$0 0 0	$49,342 54,354 53,810	(4)

Elizabeth J. Huebner SVP, Chief Financial Officer	2005 2004 2003	$392,500 370,000 361,250	$208,000 229,400 181,300	$0 0 0	$0 0 0	$25,272 24,836 22,463	(5)

Patrick F. Flynn(6) SVP, Technology	2005 2004 2003	$307,500 112,500 0	$127,720 49,200 0	$0 0 0	$1,029,450 0 0	$24,614 4,799 0	(7)

Jack Sansolo(6) SVP, Marketing	2005 2004 2003	$300,000 44,423 0	$124,800 24,000 0	$0 0 0	$1,029,450 0 0	$30,322 2,273 0	(8)

Jeffrey L. Beyle SVP, General Counsel	2005 2004 2003	$290,000 290,000 282,500	$120,640 141,520 102,080	$0 0 0	$0 0 0	$17,350 18,241 16,747	(9)

(1)	The amounts disclosed in the bonus column were awarded under our annual cash incentive bonus plans for the years shown.
(2)	Compensation for Mr. Klein does not include the value of a Company-paid automobile, home security and internet access, athletic and club membership dues, and other minor perquisites. The aggregate value of these benefits was less than $30,000. Compensation for the other Named Executive Officers does not include the value of benefits provided by the Company, the aggregate value of which was less than $2,000 for each of the Named Executive Officers, excepting Mr. Klein.
(3)	The dollar amounts of the awards to Messrs. Flynn and Sansolo in this column are for awards of restricted stock units made in January 2005 as employment inducement awards. The dollar amounts of the awards are determined by multiplying the number of shares covered by the restricted stock unit award by the closing price of the common stock on the applicable grant date. These awards vest over four years, with annual cliff vesting.
(4)	This amount represents $8,400 contributed by the Company to Mr. Klein’s account in the Getty Images, Inc. 401(k) Plan (“401(k) Plan”) and $40,942 for the cost of health, life and disability insurance premiums.
(5)	This amount represents $8,400 contributed by the Company to Ms. Huebner’s account in the 401(k) Plan and $16,872 for the cost of health, life and disability insurance premiums.
(6)	Messrs. Flynn and Sansolo joined the Company in August and November 2004, respectively.
(7)	This amount represents $8,400 contributed by the Company to Mr. Flynn’s account in the 401(k) Plan and $16,090 for the cost of health, life and disability insurance premiums, and $124 of other compensation.
(8)	This amount represents $8,400 contributed by the Company to Mr. Sansolo’s account in the 401(k) Plan and $21,922 for the cost of health, life and disability insurance premiums.
(9)	This amount represents $8,400 contributed by the Company to Mr. Beyle’s account in the 401(k) Plan and $8,950 for the cost of health, life and disability insurance premiums.

Option Grants in 2005

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees(2)	Exercise Price per Share(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
					5%	10%
Jonathan D. Klein	350,000	34.37%	$83.12	9/13/2015	$18,295,802	$46,365,156
Elizabeth J. Huebner	50,000	4.91	$83.12	9/13/2015	2,613,686	6,623,594
Patrick F. Flynn	0	0	—	—	—	—
Jack Sansolo	0	0	—	—	—	—
Jeffrey L. Beyle	45,000	4.42	$83.12	9/13/2015	2,352,317	5,961,234

(1)	The options were fully vested as of the grant date.
(2)	Based on a total of 1,018,300 stock options awarded during 2005.
(3)	The exercise price per share represents the fair market value of the common stock on the date of grant, based on the average of the high and low prices of the common stock of the Company on that date.
(4)	The potential realizable value represents amounts, net of exercise price and before taxes, which may be realized upon exercise of the option immediately prior to the expiration of the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth. The actual value, if any, that the Named Executive Officers or any other individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

Aggregated Option Exercises in 2005 and Values at December 31, 2005

The following table sets forth information regarding the number of shares acquired and value realized for options exercised by the Named Executive Officers during the year ended December 31, 2005, and the number and aggregate dollar value of unexercised options held at the end of 2005:

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Unexercised Options at December 31, 2005		Value of Unexercised in-the-Money Options at December 31, 2005(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jonathan D. Klein	344,500	$19,607,449	999,000	0	$42,399,320	0
Elizabeth J. Huebner	90,000	4,921,700	85,000	0	2,567,800	0
Patrick F. Flynn	0	0	0	0	0	0
Jack Sansolo	0	0	0	0	0	0
Jeffrey L. Beyle	84,500	4,278,614	45,000	0	276,750	0

(1)	Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise.
(2)	Values are calculated for options that are “in-the-money” by subtracting the exercise price per share of the option from our per share closing price on December 30, 2005 (the last trading day of the year), which was $89.27, as reported on the New York Stock Exchange.

ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Each of the Named Executive Officers has an employment agreement with the Company. The dates of the agreements and a summary of the terms of the agreements with each of the Named Executive Officers are set forth below.

Jonathan D. Klein

Date	Effective February 1, 2004, as amended effective August 1, 2005

Position	Chief Executive Officer

Term	Two-year initial term with successive one-year renewals. At least twelve months’ notice of intent to terminate the agreement is required.

Base Salary	$950,000 The base salary is subject to possible increase by the Board of Directors.

Annual Cash Incentive Bonus Opportunity	90% of base salary at target. This was increased from the 70% set out in the agreement on March 10, 2006.

Benefits	Mr. Klein is entitled to participate in all employee benefit programs (including fringe benefits, 401(k) profit sharing plan, and life, health, accident and disability insurance). The Company also provides supplemental life insurance equal to approximately $3.2 million, an automobile and certain other perquisites such as home security, and athletic club membership and dues.

Termination Provisions

For Cause**

•      Mr. Klein is required to resign from the Board of Directors with immediate effect.

•      Mr. Klein is entitled to receive payment in lieu of certain of the perquisites for a period of six months post-termination, and can exercise the then-vested portion of all stock option awards for a period of 90 days following such termination.

•      All unvested portions of any equity awards are forfeited.

Resignation Without Good Reason**

•      Mr. Klein is entitled to receive certain of the perquisites for a period of 6 months post-resignation.

•      Mr. Klein’s equity awards continue to vest for as long as Mr. Klein remains a member of the Company’s Board of Directors.

When Mr. Klein no longer serves as a member of the Board, he may exercise the then-vested portion of all stock option awards until the earlier of (i) four years following his separation from employment with Getty Images

(including his service on the Board), and (ii) the remainder of the respective terms of the stock option awards.

Other Than Because of Disability or for Cause, or Resignation for Good Reason**

•      Mr. Klein is entitled to receive a lump-sum payment in an amount equal to his base salary and maximum bonus for the remainder of the term of the Agreement, plus his accrued bonus for the year in which he resigned (determined by reference to the number of days worked in the year and his maximum bonus).

•      Mr. Klein also is entitled to receive payment in lieu of the welfare and fringe benefits provided under the Agreement for the remainder of its term. Pursuant to the terms of the Getty Images, Inc. 2005 Incentive Plan, the unvested portions of all equity awards are immediately vested.

•      With regards to stock option awards, Mr. Klein will be entitled to retain and exercise all unexercised options for a period of the lesser of (i) twelve months following the change in control, and (ii) the remainder of the respective terms of the stock option awards.

Change in Control*

•      Mr. Klein is entitled to receive a lump-sum payment in an amount equal to his base salary and maximum bonus for the remainder of the term of the Agreement.

•      Mr. Klein also is entitled to receive payment in lieu of certain of the welfare and fringe benefits for the remainder of the term of the Agreement.

•      Pursuant to the terms of the Getty Images, Inc. 2005 Incentive Plan, the unvested portions of all of Mr. Klein’s equity awards are immediately vested.

•      With regard to stock option awards, Mr. Klein will be entitled to retain and exercise all unexercised options for a period of the lesser of (i) twelve months following the change in control, and (ii) the remainder of the respective terms of the stock option awards.

Disability**

•      Mr. Klein is entitled to receive a lump-sum payment in an amount equal to his base salary and maximum bonus for the remainder of the term of the Agreement, less any amounts paid to him under any disability plan of the Company.

• Mr. Klein also is entitled to receive payment in lieu of certain of the welfare and fringe benefits for the remainder of the term of the Agreement.

• The unvested portions of all stock option awards will accelerate and become immediately exercisable, and

Mr. Klein will be entitled to retain and exercise all unexercised stock options for the remainder of their respective terms.

Death

•      Mr. Klein’s beneficiary is entitled to receive a lump-sum payment in an amount equal to his base salary and maximum bonus for the remainder of the term of the Agreement, less any amounts paid to him under any disability plan of the Company.

•      Mr. Klein’s beneficiary also is entitled to receive a lump-sum payment in the amount of the cost to the Company of providing certain of the welfare and fringe benefits to Mr. Klein in the calendar year immediately prior to his death, less any death benefits which are provided to his beneficiary under any Company plan, program or arrangement in place at the time of his death.

•      The unvested portions of all stock option awards will accelerate and become immediately exercisable, and Mr. Klein’s beneficiary will be entitled to retain and exercise all unexercised stock options for the remainder of their respective terms.

Limitations on Payments Due to Excise Tax	In the event that any of the payments to be made to Mr. Klein would constitute “excess parachute payments” within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended, the aggregate amount of his parachute payments will be reduced to $1.00 less than three times his “base amount” (as defined under Section 280G of the Internal Revenue Code).

Tax Gross-Up	If the Company’s provision of certain of the welfare benefits (life, health and disability insurance, the Company-provided automobile, and other perquisites such as home security and athletic club membership and dues) and the reimbursement of business expenses is subject to any income tax payable under any United States federal, state, local or other law, then Mr. Klein shall receive a tax gross-up payment with respect to such taxes. The tax gross-up payment will be an amount such that, after payment of taxes on such payment, there remains a balance sufficient to pay the taxes being reimbursed. Any such tax gross-up payments will be made at the time Mr. Klein’s U.S. federal income tax return for the applicable calendar year is filed.

*	The term “Change in Control” has the meaning ascribed to it in the Getty Images, Inc. 2005 Incentive Plan, a copy of which was included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
**	The terms “Disability,” “Cause” and “Good Reason” have the meanings ascribed to them in Mr. Klein’s employment agreement, which was included as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Elizabeth J. Huebner, Patrick F. Flynn, Jack Sansolo and Jeffrey L. Beyle

Date	Ms. Huebner Mr. Flynn Mr. Sansolo Mr. Beyle	Effective August 1, 2002 Effective August 16, 2004 Effective November 8, 2004 Effective August 1, 2002

Positions	Ms. Huebner Mr. Flynn Mr. Sansolo Mr. Beyle	SVP, Chief Financial Officer SVP, Technology SVP, Chief Marketing Officer SVP, General Counsel

Term	Continues until either party provides the other with written notice of termination.

Base Salary		Original	Current
	Ms. Huebner	$330,000	$420,000
	Mr. Flynn	$275,000	$330,000
	Mr. Sansolo	$300,000	$320,000
	Mr. Beyle	$260,000	$320,000

Each officer’s base salary is subject to annual review by the Compensation Committee of the Board of Directors.

Annual Cash Incentive Bonus Opportunity	Ms. Huebner Mr. Flynn Mr. Sansolo Mr. Beyle	50% of base salary at target 40% of base salary at target 40% of base salary at target 40% of base salary at target

Benefits	Each executive is entitled to participate in all employee benefit programs (including fringe benefits, 401(k) profit sharing plan, and life, health, accident and disability insurance).

Termination Provisions

For Cause or Resignation Without Good Reason**	In the event that the executive is terminated for “cause” or resigns for other than “good reason” (as each such term is defined in the executive’s employment agreement), the executive will receive amounts accrued and unpaid at the time of such termination.

Other Than Because of Disability or for Cause, or Resignation for Good Reason**	The executive will receive (in addition to amounts accrued and unpaid) a lump sum payment in an amount equal to the sum of (i) the executive’s base salary, (ii) the executive’s accrued bonus for the year in which the executive is terminated (calculated at the target amount) and (iii) an amount equal to 50% of the bonus for which the executive is eligible (calculated at the target amount).

Change in Control*

The executive will have the right to resign employment and receive a lump sum payment in an amount equal to two times the executive’s annual base salary and one times the executive’s target annual incentive bonus.

Pursuant to the terms of the Getty Images, Inc. 1998 Stock Incentive Plan, all of the executive’s unvested equity awards will vest immediately.

Disability	Employment can be terminated by the Company on providing the executive with six months’ prior written notice and, in such event, the executive will receive (in addition to amounts accrued and unpaid) a lump-sum equal to the executive’s annual base salary, less any amounts paid to the executive under any disability plan of the Company.

Death	Each executive (or beneficiary) will receive salary through the date of the executive’s death.

Limitations on Payments Due to Excise Tax

If any termination benefit granted by the Company to the executive would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the “Code”), then the following rules shall apply:

(a)    The Company shall compute the net value to the executive of all such termination benefits after reduction of the excise taxes imposed by Section 4999 of the Code and for any income taxes that would be imposed on executive if such termination benefits constituted executive’s sole taxable income.

(b)    The Company shall next compute the maximum amount of termination benefits that can be provided without any benefits being characterized as Excess Parachute Payments and reduce the result by the amount of any income taxes that would be imposed on executive if such reduced termination benefits constituted executive’s sole taxable income.

If the result derived in subparagraph (a) is greater than the result derived in subparagraph (b), then the Company shall provide the executive the full amount of termination benefits without reduction. If the result derived from subparagraph (a) is not greater than the result derived in subparagraph (b), then the Company shall provide the executive the maximum amount of termination benefits that can be provided without any termination benefits being characterized as “excess parachute payments.”

Tax Gross-Up	If the Company’s provision of certain of the welfare benefits (health and disability insurance) and the reimbursement of business expenses are subject to any income tax payable under any U. S. federal, state, local or other law, then the executive may receive a tax gross-up payment with respect to such taxes. The tax gross-up payment, if any, will be an amount such that, after payment of taxes on such payment, there remains a balance sufficient to pay the taxes being reimbursed. Any such tax gross-up payments will be made at the time the executive’s U.S. federal income tax return for the applicable calendar year is filed.

*	The term “Change in Control” has the meaning ascribed to it in the Getty Images, Inc. 2005 Incentive Plan, a copy of which was included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
**	The terms “Cause” and “Good Reason” have the meanings ascribed to them in each executive’s employment agreement, each of which was included as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Incentive Plan Change of Control Provisions.    Under the terms of the Getty Images, Inc. 2005 Incentive Plan, awards are generally subject to special provisions upon the occurrence of a defined “change of control” transaction. Under the Plan, upon a change of control, any outstanding stock options will become fully vested and exercisable, all restrictions and conditions of all restricted stock awards shall lapse, and all performance shares will be deemed to have been earned.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Stockholders’ Agreement.    In connection with the consummation of the merger of the businesses of Getty Communications Limited (our predecessor) and PhotoDisc, Inc., the Company and (i) the Getty Group (as defined below) and (ii) the Torrance Group (as defined below) entered into a Stockholders’ Agreement dated as of February 9, 1998, as amended (the “Stockholders’ Agreement”). The Stockholders’ Agreement, among other things, provides for representation on our Board of Directors and limits the rights of the parties thereto to transfer their respective shares of our common stock. Certain provisions of the Stockholders’ Agreement are described below. The “Getty Group” refers collectively to Getty Investments L.L.C., Mr. Mark H. Getty, Mr. Jonathan D. Klein, the JD Klein Family Settlement, as successor by assignment from Crediton Limited (a trust established by Mr. Klein) (the “Klein Family Trust”) and the October 1993 Trust (a trust established by Mr. Getty). The “Torrance Group” refers collectively to PDI, L.L.C., Mr. Mark Torrance, Ms. Wade Ballinger (the former wife of Mr. Mark Torrance) and certain of their family members.

Effective May 1, 2003, the Stockholders’ Agreement was amended to remove the Torrance Group as a party to the agreement. Therefore, with effect from May 1, 2003, the Getty Group alone constitutes the “Significant Stockholders.”

Pursuant to the Stockholders’ Agreement, as amended, no Significant Stockholder may sell, encumber or otherwise transfer such Significant Stockholder’s shares of common stock except (i) to a Permitted Transferee (as defined below); (ii) pursuant to the terms of the Stockholders’ Agreement; (iii) subject to the arrangements within the “Group,” pursuant to a registered public offering of shares of common stock in which, to the knowledge of such selling Significant Stockholder, no person or “Group” will purchase more than 5% of the then outstanding shares of common stock; or (iv) subject to any arrangements within the “Group,” sales within the Rule 144 volume limitation, or in a cashless exercise of options. A “Permitted Transferee” is defined generally as (i) Getty Images or its subsidiaries; (ii) in the case of any Significant Stockholder who is a natural person, a person to whom shares of common stock are transferred from such Significant Stockholder by gift, will or the laws of descent and distribution; (iii) any other member of the Getty Group; (iv) any affiliate of any Significant Stockholder; or (v) with respect to the taking of an encumbrance, any commercial bank or other financial institution that lends funds to a Significant Stockholder on condition of taking such encumbrance.

If any Significant Stockholder (a “Prospective Seller”) receives from or negotiates with a person, other than a Permitted Transferee or another Significant Stockholder (a “Stockholders’ Agreement Third Party”), a bona fide offer to purchase any or all of such Prospective Seller’s shares of common stock (the “Offered Stock”) and such Prospective Seller intends to sell the Offered Stock to such Stockholder’s Agreement Third Party, the Prospective Seller must provide written notice (the “Offer Notice”) of such offer to Getty Images. The Offer Notice will constitute an offer by such Prospective Seller to sell to the recipients of such Offer Notice all (but not less than all) of the Offered Stock at the price per share of common stock at which the sale to the Stockholders’ Agreement Third Party is proposed to be made in cash and will be irrevocable for ten days after receipt of such Offer Notice. The Prospective Seller has the right to reject any or all of the acceptances of the offer to sell the Offered Stock and sell all, but not less than all, the Offered Stock to the Stockholders’ Agreement Third Party if (i) the Prospective Seller has not received acceptances as to all the Offered Stock prior to the expiration of the ten-day period following receipt of the Offer Notice, or (ii) an accepting party fails to consummate the purchase of the Offered Stock and Getty Images is not prepared to purchase such Offered Stock within five business days of receiving notice of such failed purchase.

Pursuant to the Stockholders’ Agreement, the Getty Group has the right, subject to termination conditions, to nominate one director. For so long as the Getty Group has the right to nominate one director of Getty Images, it also has the right to appoint the Chairman from among the directors of Getty Images, provided, however, that for so long as Mark H. Getty is the Chairman or Co-Chairman of the Board, such right is not in effect.

The Getty Investments Registration Rights Agreement.    In connection with the consummation of the merger of the businesses of Getty Communications Limited (our predecessor) and PhotoDisc, Inc. (the “Transactions”), Getty Images entered into a Registration Rights Agreements with Getty Investments L.L.C. dated as of February 9, 1998 (the “Getty Investments Registration Rights Agreement”).

Pursuant to the terms of the Getty Investments Registration Rights Agreement, Getty Investments L.L.C., subject to the terms and conditions set forth in the Getty Investments Registration Rights Agreement, may require Getty Images to file a registration statement with respect to all or a portion of Getty Investments L.L.C.’s shares of common stock (a “Getty Demand Right”), subject to certain limitations that may be imposed by the managing underwriter. Getty Investments L.L.C. has a total of five Getty Demand Rights. In addition to its Getty Demand Rights, Getty Investments L.L.C. has the right to have any or all of its shares of common stock included in any registration by Getty Images with respect to an offering of common stock (a “Getty Piggy-Back Right”), subject to certain limitations that may be imposed by the managing underwriter. Both the Getty Demand Rights and the Getty Piggy-Back Rights will terminate on the earlier of (i) the date that all of the shares of common stock held by Getty Investments L.L.C. can be sold within a three-month period under the volume limitation of Rule 144(e) of the Securities Act, or (ii) the 15th anniversary of the date of the Getty Investments Registration Rights Agreement.

The Getty Investments Registration Rights Agreement was amended on November 22, 1999, to include the right to register an additional 1,579,353 shares of common stock that were acquired by Getty Investments L.L.C. on November 22, 1999.

In addition to the registration rights described above, on the consummation of the Transactions, Getty Images assumed the obligations of Getty Communications Limited and PhotoDisc, Inc. with respect to certain demand and piggy-back registration rights granted by the companies to certain of their respective stockholders, including, in the case of PhotoDisc, Inc., certain registration rights granted to holders of its Series A Preferred Stock, and, in the case of Getty Communications Limited, certain registration rights granted to the October 1993 Trust and the Klein Family Trust, Messrs. Getty and Klein, RIT Capital Partners, Mr. Anthony Stone, Mr. Lawrence Gould and The Schwartzberg Family L.P.

Getty Investments L.L.C. Company Agreement.    Getty Investments L.L.C. is a limited liability company organized in the State of Delaware and is governed by a Limited Liability Company Agreement, as amended (the “Company Agreement”), among its members, which are four Getty family trusts (the “Getty Trusts”). As of March 1, 2005, the membership interests of Getty Investments L.L.C. were held as follows: 47.45% by the Cheyne Walk Trust; 20.99% by the Ronald Family Trust A; 17.56% by the Ronald Family Trust B; 7.99% by the Orpheus Trust; and 5.99% by the Pleiades Trust. The Orpheus Trust and the Pleiades Trust are successors in interest to the Gordon P. Getty Family Trust, which Trust was partitioned on June 30, 2004. The Getty Trusts resulted from a partition in 1988 of the Sarah C. Getty Trust in accordance with a 1985 court order. The beneficiaries of the Getty Trusts are the lineal descendants of J.P. Getty, who died in 1976.

Prior to July 16, 2003, Transon Limited owned a 10.71% membership interest in Getty Investments L.L.C. Transon Limited was owned by Sir Paul Getty, who died on April 17, 2003. Mr. Mark H. Getty is the son of the late Sir Paul Getty. Following Sir Paul Getty’s death, the membership interest held by Transon Limited in Getty Investments was redeemed in its entirety by Getty Investments L.L.C.

The Getty Investments L.L.C. board of directors consists of seven directors who are appointed by the Getty Trusts. Six of the seven directors are appointed as follows: the Cheyne Walk Trust appoints two directors, the Ronald Family Trust A and the Ronald Family Trust B jointly appoint two directors, and the Orpheus Trust and the Pleiades Trust jointly appoint two directors. The seventh director is Jonathan D. Klein, so long as he remains Chief Executive Officer of Getty Images. Decisions of the Getty Investments L.L.C. board of directors require the approval (at a meeting or by written consent) of a majority of the directors pursuant to the Company Agreement. Of the seven members of the Getty Investments L.L.C. board of directors, two (Mr. Getty and Mr. Klein) are also members of the Getty Images Board of Directors. There are currently no voting arrangements whereby one member of Getty Investments L.L.C. can control a majority of the members of the Getty Investments L.L.C. board of directors.

Getty Images Trademarks.    Getty Images, directly or through its subsidiaries, has trademark registrations and applications for trademark registrations in respect of the name Getty Images, and derivatives thereof and the related logos (together, the “Getty Images Trademarks”). Getty Images and Getty Investments L.L.C. have agreed that in the event that Getty Images becomes controlled by a third party or parties not affiliated with the Getty family, Getty Investments L.L.C. will have the right to call for an assignment to it, for a nominal sum, of all rights to the Getty Images Trademarks. On such assignment, Getty Images will have be permitted to continue to use the Getty Images Trademarks for 12 months, and thereafter it will have to cease such use.

Indemnification.    Getty Images has agreed to indemnify Getty Investments L.L.C. and its members for liabilities arising in connection with the merger of the business of Getty Communications Limited and PhotoDisc, Inc. as well as various securities offerings by the Company. In addition, Getty Images has entered into agreements to indemnify its Directors and certain executive officers, in addition to indemnification provided for in our Bylaws and Restated Certificate of Incorporation. These agreements, among other things, indemnify our Directors and certain executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a Director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as Directors and executive officers.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION FOR 2005

Compensation Committee Governance

The Compensation Committee (the “Committee”) has oversight responsibility for Getty Images’ executive compensation policy. In this regard, the role of the Committee is to oversee our compensation plans and policies, annually review and approve all executive officers’ compensation, and administer our incentive plans (including reviewing and approving stock incentive grants to executive officers). The Committee’s charter reflects these various responsibilities, amongst others, and the Committee and the Board periodically review and revise the charter. A copy of the charter may be found in the Corporate Governance section of Getty Images’ website, located at www.gettyimages.com.

The Committee’s membership is determined by the Board. In 2005, the members of the Committee were Andrew S. Garb (the Chair), James N. Bailey, and Christopher H. Sporborg, none of whom has ever been an officer or employee of Getty Images or any of its subsidiaries, and none of whom has ever been paid for services provided to the Company (other than in their roles as members of the Board). As discussed more fully in the proxy statement in which this report appears, the Board has determined that the Committee is composed entirely of independent directors.

In 2005, the Committee had ten formal meetings during which its members discussed and decided matters before the Committee, as well as numerous informal meetings at which matters were discussed. The Committee also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board meetings. Getty Images’ management, including its Human Resources and Legal Departments, supports the Committee in its work and in some cases acts pursuant to delegated authority to administer Getty Images’ compensation programs.

The Committee also has engaged a leading compensation consulting firm to assist it in the performance of its duties. The consultant reports directly to the Committee, which has authority to engage and retain any outside advisors to provide advice regarding all aspects of executive compensation and benefits. In addition to the services provided to the Committee, the consulting firm has also advised management regarding the Company’s sales commission programs and on the Company’s long-term incentive compensation program. The Committee believes that its consultant has provided valuable independent advice to the Committee and also believes that this advice was enhanced by the more in-depth knowledge of the Company’s culture and compensation practices and programs the firm has as a result of the work it did on these projects.

Executive Compensation Philosophy and Practice

Getty Images’ executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving financial goals, while at the same time allowing the performance of individual executives against non-financial targets (such as adherence to the Company’s Leadership Principles1) to play a role in determining total compensation. The programs are intended to be competitive with prevailing market practices, and to link each executive’s compensation directly to Getty Images’ performance. Our general compensation philosophy and practice is that total compensation should vary with Getty Images’ and the executive’s performance in achieving financial and non-financial objectives, and that long-term incentive compensation should be closely aligned with the stockholders’ interests. This approach applies to all Getty Images employees, with a more significant level of compensation at risk as an employee’s level of responsibility increases. In setting each executive’s base salary and annual bonus, and in awarding any

[1]	The Company’s Leadership Principles can be found in the Corporate Governance section of Getty Images’ website, located at www.gettyimages.com.

long-term incentive compensation, the Committee considers comparative compensation information for equivalent positions from peer companies, using benchmark and market practice data collected and prepared both by Getty Images’ management and by its executive compensation consultant. The Committee also seeks input from the Chief Executive Officer regarding the compensation of the other executive officers.

Components of Compensation

In 2005, the total compensation for Getty Images’ employees, including its executive officers, consisted of the following primary components:

•	Base salary

•	Cash bonus:

Non-sales employees: An annual pay-for-performance cash incentive plan dependent on Getty Images’ financial performance (with the current performance metric being operating margin) and the individual employee’s performance.

Sales employees: A cash commission plan dependent upon individual and/or group sales targets.

•	Equity compensation: For a significant number of Getty Images’ employees (including all of its executive officers), long-term incentive compensation in the form of equity awards, including both stock options and restricted stock units.

The Company also provides limited additional benefits for the executive officers (described under Review of All Components of Executive Compensation—Other Benefits below). Each significant element of the Company’s executive compensation program is described in more detail below, including how it supports the Committee’s executive compensation objectives and the link to a broad perspective on rewarding individual and organizational performance.

Review of All Components of Executive Compensation

Compensation Comparison Groups

The Committee, with the assistance of its executive compensation advisor, participates in executive compensation benchmarking surveys that provide information about similar organizations on levels of base salary, target annual incentive compensation, and long-term incentives (including equity-based compensation) for comparable executive positions. Using these surveys and other data, the Committee’s consultant provides benchmark information on compensation practices, such as the types and prevalence of various compensation plans, the mix of pay among these elements, and market trends. The Committee believes it is critical to understand executive compensation practices and levels among all potential competitors for senior management talent. Accordingly, the published compensation surveys represent both general industry and other media-related organizations.

Given that the scope of executive responsibilities is largely influenced by organizational size (and associated complexity), the Committee also believes that it is important for the competitive compensation information to represent similarly sized organizations. Comparators are included in the general industry and media compensation groups based on consideration of both revenues and market capitalization (two broadly accepted measures of organizational size and scope that are associated with senior management pay levels). Specifically, the compensation comparator groups represent companies with $500 million to $2 billion in annual sales revenues and a median market capitalization that approximated that of Getty Images.

This comparator grouping is not identical to those companies represented in our performance graph in this proxy statement. While management and the Board believe that it is best to reference the well-known published indices used in the performance graph to measure the performance of our stockholder return, the Committee, with the concurrence of management and the Committee’s executive compensation consultant, believes that our competitors for executive leadership are not limited to the specific companies in those indices.

Review of All Components of Total Compensation

With the relevant market data, the Committee reviewed with management’s assistance all elements of each executive officer’s total compensation in 2005, including each officer’s current and historical base salary, actual and target annual cash incentive bonus payouts, equity compensation (including accumulated, realized and unrealized stock option and restricted stock gains), and the cost to the Company of all benefits and perquisites. A tally sheet displaying all of the above components for each executive officer was reviewed by the Committee. This review was done with the assistance of management, and also focused on the potential accounting impact of SFAS No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”) on compensation programs in general and the Company’s long-term incentive compensation program in particular.

In addition to market compensation information, the Committee considers the following factors in reviewing and determining compensation levels for the Company’s senior management, including:

•	Overall company performance, especially vis-à-vis pre-established operating measures and other indicators of shareholder value creation.

•	Individual performance. In particular, each individual executive’s contribution to successfully implementing the Company’s long-term strategic direction and adherence to our Leadership Principles.

•	The Committee’s overall executive compensation philosophy, including consideration of how pay compares across various organizational levels.

Base Salary

Each year, the Committee reviews the base salary compensation of each executive officer in the manner described immediately above. The Committee may or may not approve changes to base salaries based on an assessment of individual and Company performance, as well as competitive pay levels (as provided by the Committee’s consultant). The Committee also seeks input from the Chief Executive Officer regarding the base salaries of the other executive officers. Base pay for the executive officers (excepting the Chief Executive Officer, whose compensation is discussed below under Company Performance and Chief Executive Officer Compensation) is designed to be competitive (which we define as approximately the 50th percentile of the peer groups) compared with prevailing market rates at peer companies for equivalent positions.

In 2005, the base salaries for two executive officers were increased as a result of an increase in job responsibilities to rates that the Committee believes are more competitive with the prevailing market practices of the peer groups for comparable positions of responsibility. In one instance, the increase was coupled with the elimination of expatriate allowances.

Annual Cash Incentive Bonus

The Company also has an annual cash-based pay-for-performance incentive bonus program named the Non-Sales Bonus Plan (“NSBP”), the purpose of which is to motivate and reward employees for their contributions to Getty Images’ performance. All of Getty Images’ non-sales employees participate in the NSBP, with the target payout as a percentage of the employee’s base salary increasing as the employee’s level of responsibility increases.

The payouts on the NSBP are closely linked to the Company’s annual financial results, allowing for employees to earn more total cash compensation in times of good financial performance. As with base salaries, the at-target payouts for the Company’s executive officers (excepting the Chief Executive Officer) are at approximately the 50th percentile of the peer groups’ payouts.

The incentive formula for the NSBP has two variables:

(1)	the participant’s personal performance, including the participant’s adherence to the Company’s Leadership Principles.

(2)	Getty Images’ performance against a predetermined financial objective.

The more senior an employee is, the more weighted the formula is towards the Company’s performance. For instance, for the executive officers, 80% of an individual’s target payout is based on Company performance. The remaining 20% of the target payout is determined by the officer’s individual performance against specific non-financial objectives, including the Company’s Leadership Principles. The heavy weighting of the executives’ target payout towards Company performance is intended to motivate the executives by providing substantial bonus payments for the achievement of financial goals.

The Company performance component may exceed the targeted percentage (as noted above, 80% of the at-target award for the Company’s executive officers) if the Company’s financial performance exceeds the target established by the Committee for all non-sales employees at the start of the year. The personal component of a participant’s bonus also can be above the targeted percentage (as noted above, 20% of the at-target award for the executive officers) if the employee exceeds his or her personal performance objectives established for the year, but is limited to 50% over the at-target amount.

In December of each year, the Committee establishes the financial target for the following year; in the case of fiscal years 2005 and 2006, an operating margin target was used for all participants, with operating margin defined as income from operations as a percentage of revenue as stated in the Company’s audited financial statements. In the past the Committee has set, and in the future intends to continue to set, an operating margin target that is higher than the Company’s operating margin target announced to the financial community for each year. The Company’s full-year operating margin in 2005 resulted in a payout at the at-target payouts on the Company performance component.

For the Company’s executive officers (including the Chief Executive Officer), payments for 2005 were made under the terms of the Getty Images, Inc. 2005 Incentive Plan (the “2005 Incentive Plan”) which was approved by stockholders in May 2005). For 2005, the Committee approved an operating margin performance objective for the Company and a maximum annual cash incentive payout for each executive officer for 2005. After the Committee determined that the Company had met the operating margin target, the Committee exercised negative discretion in setting the amount of the actual bonus payable to each executive officer at an amount less than the maximum amount permitted under the 2005 Incentive Plan. As a result, the payouts to the executive officers for 2005 under the 2005 Incentive Plan were at the target amounts applicable to the Company’s non-sales, non-officer employees and payable to such employees under the NSBP for the Company performance component of the plan. The sole purpose of administering and paying the NSBP for the executive officers under the 2005 Incentive Plan (rather than under the NSBP) was to ensure that bonuses paid to the executive officers qualify as “performance-based” compensation and thus allow such payments to be fully tax deductible expenses for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Sales Commission Plan

For the executive officer who heads the Company’s Sales function, his annual cash incentive plan payout formula also has two variables:

(1) personal performance, and

(2) the Company’s performance against budgeted revenue for the year.

As with the NSBP, Company performance against sales revenue targets dictates 80% of the target sales commission plan payout for this executive. The remaining 20% is determined by his individual performance against non-financial objectives. The heavy weighting of the executive’s target sales commission payout towards Company performance is intended to motivate him by providing substantial bonus payments for the achievement of sales goals.

Equity Compensation

The Committee believes that a responsibly managed equity compensation program (i.e., one that balances the Committee’s objectives, the expense of the program, and the net dilutive impact of the awards) is in the best interests of the Company and should be a significant part of the Company’s compensation program, for both executives and a significant portion of the Company’s employees. Stock-based compensation increases the amount of compensation at risk, ties compensation to the long-term performance of the Company and to the creation of stockholder value, and serves to align closely the employees’ financial incentives with those of the Company’s stockholders.

Historically, the Company’s compensation program included periodic awards of stock options and, more recently, restricted stock units as the long-term incentive compensation component. From late 2001 until 2005, however, the Committee did not make significant equity awards to executive officers due to the limited number of shares remaining available for grant under its then-existing equity compensation plan. Awards granted were typically limited to employment inducement awards or awards that were part of a compensation package offered to a newly promoted executive. Following stockholder approval of the 2005 Incentive Plan, the Committee was able to resume its commitment to equity award grants and began its current practice of granting restricted stock units as the primary form of equity compensation. However, the Committee believes that, in certain cases, stock options may be the appropriate type of equity compensation to grant.

A restricted stock unit award is a grant of a right to receive shares of Getty Images common stock that vests over time. As the restricted stock unit awards vest, employees receive shares that they own outright. The Committee believes restricted stock unit awards can be a good way to provide significant equity compensation to employees with a more predictable long-term reward than stock options. The Committee also believes that, in some circumstances, restricted stock units may be more advantageous than stock options at providing a balance between the value delivered to the employee and the accounting cost incurred by the Company under FAS 123R.

While the Committee currently intends that awards of restricted stock units will be the primary form of equity-based compensation used by the Company, the Committee also believes that stock option awards can play a role in the Company’s equity compensation program. Stock options are options to purchase shares of the Company’s common stock upon the payment of the award exercise price, with the recipient being able to exercise the options only as the award vests over time. The exercise price for a stock option award is no less than the fair market value of the Company’s common stock on the date of the award, meaning that the award recipient receives value from the stock option award only if the price of the Company’s common stock appreciates. As noted above, FAS 123R requires companies to begin recognizing an accounting expense in connection with awards of stock options effective January 1, 2006. The Committee will consider this accounting expense as it determines whether to make future stock option awards.

Future Awards of Restricted Stock Units

The size of restricted stock unit awards will be based on the responsibilities and contributions of the individual employees, their compensation, their past equity awards and their expected future contributions. These awards are intended to constitute a significant portion of the recipient’s total compensation. The value that ultimately will be realized by the recipient as the award vests over time, however, depends upon the price of the Company’s stock and, therefore, these awards directly tie a significant portion of the recipient’s total potential compensation to the Company’s performance and shareholder return. While all Getty Images’ employees will be eligible to receive restricted stock unit awards, it is expected that between 20% and 30% of our employees will actually receive awards within a particular year.

The Committee currently intends to grant restricted stock unit awards to executive officers no more than once every two years.

January 2006 Equity Awards

In January 2006, approximately 25% of the Company’s employees, including all of the executive officers, received the first awards of restricted stock units under the 2005 Incentive Plan, with the following awards being made to the Named Executive Officers:

	Restricted Stock Units (#)	Value ($)
Jonathan D. Klein	80,000	$7,016,000
Elizabeth J. Huebner	15,000	1,315,500
Patrick F. Flynn	11,700	1,026,090
Jack Sansolo	11,700	1,026,090
Jeffrey L. Beyle	11,700	1,026,090

The dollar amounts of the above awards are determined by multiplying the number of shares covered by the restricted stock unit award by the closing price of the common stock on the January 3, 2006 grant date. These awards vest over four years, with annual cliff vesting, with Mr. Klein’s award having a back-end loaded vesting schedule. Except for a possible stock option award to Mr. Klein (the Company’s Chief Executive Officer), the Committee currently does not intend to make any additional equity awards to the existing executive officers beyond those made in January 2006 until at least 2008.

Special One-Time Stock Option Awards in September 2005

In addition to the January 2006 restricted stock unit awards, in September 2005 the Committee also granted one-time awards of immediately vested stock options to a small number of executives (including most of the executive officers). These awards were intended to compensate these executives for the limited number and size of the equity awards made since 2001. While the Committee is cognizant of the dilutive impact of any equity award, the immediate vesting feature of these awards meant that the Company did not incur any expense under FAS 123R.

Other Benefits

Getty Images does not maintain any non-qualified deferred compensation plans, any defined benefit pension plans or any supplemental retirement plans for its executive officers or any other employees. The specific retirement, pension and deferred compensation plans available to the Company’s employees, including its executive officers, vary from country to country.

In the United States, where all but one of the Company’s executive officers reside, Getty Images has a tax-qualified 401(k) defined contribution retirement plan (“401(k) Plan”) that is available to all full-time employees. The 401(k) Plan is a defined contribution plan designed to allow employees to accumulate retirement funds through employee and Company contributions. All Company contributions are made in cash and are invested in funds as directed by the participant, with the participant being able to select from a variety of mutual funds. Getty Images does not offer participants the opportunity to invest in shares of Getty Images stock through the 401(k) Plan. For 2005, Getty Images’ contributions to the 401(k) Plan for all eligible employees, including executive officers, equaled 4% of eligible compensation (subject to certain limitations set forth in Internal Revenue Service rules and regulations).

There also are defined contribution plans for certain of Getty Images’ non-U.S. subsidiaries, including in the United Kingdom, where the one non-U.S. resident executive officer resides. While the Company does not make contributions to all of these plans, where it does contribute the Company makes its contributions in cash and does not offer participants the opportunity to invest in shares of Getty Images stock.

Other Benefits—Supplemental Insurance Coverage

Getty Images provides supplemental life and disability insurance coverage to executive officers above the coverage offered to all other employees. Because of the income limits included in the Company’s group disability insurance policy, the supplemental disability insurance coverage is intended to provide the executive officers with comparable coverage for the full amount of their eligible income in the same manner as all other employees’ eligible income is covered. The amount of supplemental life insurance coverage does not exceed $3.2 million for any executive officer. The Committee believes that this supplemental coverage is both reasonable and competitive with market practices.

Company Performance and Chief Executive Officer Compensation

As Chief Executive Officer, Mr. Klein is employed pursuant to an employment agreement that was effective February 1, 2004, and amended effective August 1, 2005.

As with all executive officers, Mr. Klein’s compensation is comprised of three primary elements: (i) base salary; (ii) an annual pay-for-performance cash incentive plan dependent on Getty Images’ financial performance (with the current performance metric being operating margin) and his individual performance; and (iii) long-term compensation in the form of equity awards. Mr. Klein also receives certain other welfare and fringe benefits that are described below.

Base Salary and Annual Cash Incentive

Mr. Klein’s base salary is determined in a manner similar to that described above for all executive officers. In setting his base salary, the Committee considers, among other things, comparative compensation information from peer companies, using the assistance of its executive compensation consultant in collecting and analyzing the benchmark data and market practices. After a review conducted in 2004, Mr. Klein’s annual base salary was set at $950,000, while the target bonus he is eligible to earn in each calendar year was set at 70% of his base salary. His at-target bonus was increased to 90% on March 10, 2006. Mr. Klein’s total target cash compensation is intended to be within the third quartile of total cash compensation compared with prevailing market rates at peer companies for an equivalent position.

Mr. Klein’s actual annual cash incentive bonus varies depending upon Company performance against its financial target and the Committee’s assessment of Mr. Klein’s personal performance. For 2005, Mr. Klein’s actual annual cash incentive award was $691,600. The Company’s full-year operating margin in 2005 resulted in a payout at the at-target amount on the Company performance component. The personal performance component of Mr. Klein’s award was above target, resulting from the Committee’s determination that Mr. Klein had met and exceeded the personal objectives the Committee had established for him for 2005. The total award, including the personal performance component, was determined by the Committee after several formal and informal meetings in executive session without the presence of any Company employees.

Equity Compensation

In 2005, the Committee conducted a thorough review of Mr. Klein’s current and historical compensation, including annual pay, annual cash incentive bonuses, and equity compensation (including accumulated, realized and unrealized stock option and restricted stock gains). As a result of this review, the Committee determined that due to a lack of equity-based awards over the previous four years, Mr. Klein’s total compensation was not sufficiently weighted toward “at risk” elements, including (and especially) equity compensation. To address this, the Committee awarded Mr. Klein 350,000 immediately vested stock options in September 2005. As noted above, similar special one-time awards also were made to a small number of executives (including most of the executive officers) at the same time and were made to compensate these employees (including Mr. Klein) for the limited number and size of equity awards made by the Committee since 2001. As also noted above, in January

2006, the Committee also awarded Mr. Klein 80,000 restricted stock units with a back-end loaded four-year vesting schedule. As described under the Review of All Components of Executive Compensation—Equity Compensation section above, the Committee believes restricted stock units provide an important balance between alignment with prospective shareholder value creation, executive retention and engagement, and expense to the Company. In Mr. Klein’s case, the recent equity awards also acted to make more of Mr. Klein’s compensation at-risk or variable.

Other Benefits and Perquisites

Mr. Klein’s employment agreement also provides him with certain other welfare and fringe benefits, such as a Company-provided automobile, a home security system, home internet access, cell phones, supplemental life and disability insurance, and an athletic club membership.

Conclusion

The Committee believes that Mr. Klein’s total compensation is appropriate and reasonable because under Mr. Klein’s leadership the Company has made and continues to make significant progress against its financial and non-financial targets. The Committee wishes to provide Mr. Klein with significant incentives to continue to lead the Company in making further progress against these targets, and believes that these equity awards achieve this purpose at a reasonable cost to the Company.

Section 162(m) Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deduction for public companies to $1 million for compensation paid to the company’s chief executive officer and the four other most highly paid executive officers (the “Named Executive Officers”), as reported in the Company’s proxy statement. Certain types of compensation are deductible even if the compensation paid exceeds the $1 million threshold, most typically, specified types of “performance-based” compensation paid pursuant to plans approved by stockholders. The Committee is prepared, if it is appropriate, to enter into compensation arrangements or provide compensation under which payments may not be deductible under Section 162(m). Tax deductibility will not be the sole factor considered in determining appropriate levels or types of compensation.

In 2005, stockholders approved amendments to the 2005 Incentive Plan the effect of which was to give the Committee greater flexibility in structuring compensation programs that will qualify as “performance-based” compensation under Section 162(m). Following this stockholder approval, annual incentive cash bonuses payable to the Named Executive Officers under the 2005 Incentive Plan (rather than under the NSBP) are structured to qualify as “performance-based” compensation under Section 162(m). Additionally, equity awards to the Named Executive Officers under the 2005 Incentive Plan also can be structured to meet the requirement of being performance-based and be eligible for this exception to the deduction limitation, as was the case of awards of stock options under the 2005 Incentive Plan prior to the most recent stockholder approval.

The Board accepted the Committee’s recommendations regarding executive compensation in 2005.

Respectfully submitted,

Andrew S. Garb (Chairman)

Christopher H. Sporborg

James N. Bailey

REPORT OF THE AUDIT COMMITTEE

As more fully described in the Audit Committee Charter (a copy of which may be found in the Corporate Governance section of Getty Images’ website, located at www.gettyimages.com), the primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility relating to oversight of: the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm; the internal auditors; compliance with the Company’s Code of Ethics and Code of Conduct; and the Company’s internal control over financial reporting.

Management is responsible for: the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; and establishing and maintaining internal control over financial reporting, as well as evaluating the effectiveness thereof. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee met 12 times during 2005 to carry out its responsibilities. The Board of Directors has affirmed that the members of the Audit Committee are independent in accordance with applicable New York Stock Exchange listing standards and Securities and Exchange Commission rules and regulations.

During 2005, at its meetings the Audit Committee met with senior members of the Company’s financial management, the Company’s general counsel and representatives of PwC, to discuss accounting, internal control over financial reporting, and other matters within its purview. As it deemed appropriate, the Committee met privately with representatives of PwC, the internal auditors and management, each of whom has unrestricted access to the Committee throughout the year. The Committee also met alone, in executive session.

The Audit Committee reviewed with the Company’s financial management, the internal auditors, and representatives of PwC, the overall audit scopes and plans, the results of internal and external audits, the evaluations by management and PwC of the Company’s internal control over financial reporting, PwC’s review of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the quality of the Company’s financial reporting and disclosure practices.

The Audit Committee reviewed the audited financial statements, to be included in the Annual Report on Form 10-K, with management of the Company and representatives of PwC, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures. Management and representatives of PwC advised the Committee that the audited financial statements were prepared and presented fairly in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure matters. Representatives of PwC confirmed that they had discussed with the Committee all of the matters required by auditing standards of the Public Company Accounting Oversight Board to be communicated, including, but not limited to, matters required by American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and by Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”

The Audit Committee also discussed with representatives of PwC matters relating to their independence from the Company, including audit and non-audit services and fees. The Committee also received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

Based on the discussions and reviews noted above, management’s report on internal control over financial reporting and the report of PwC, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Respectfully submitted,

Michael A. Stein (Chairman)

James N. Bailey

Andrew S. Garb

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Getty Images’ Nominating and Corporate Governance Committee is responsible, among other duties, for assisting the Board of Directors in identifying and recruiting candidates for the Board, considering nominations to the Board received from stockholders, evaluating the effectiveness of the Board and the Committee through a series of interviews conducted by the Chair of the Committee with members of the Board and management using questionnaires intended to elicit feedback on significant matters addressed by the Board, making recommendations to the Board regarding the membership of the Board’s committees, with the Compensation Committee periodically reviewing the type and amount of Board compensation for non-executive directors, making recommendations to the Board regarding such compensation, and developing, updating as necessary and recommending to the Board corporate governance principles and policies applicable to the Company.

Together with the members of the Compensation Committee, the members of the Nominating and Corporate Governance Committee, at the direction of the Board, annually review the performance of the Company’s chief executive officer through a series of interviews with members of the Board and the chief executive officer, followed by a meeting with the chief executive officer to share the findings of the review. The Nominating and Corporate Governance Committee also annually reports such findings as are necessary to the Board to permit the Board to make affirmative determinations regarding the independence and financial expertise of each Board and committee member in regards to the standards established by New York Stock Exchange, SEC and IRS rules, and applicable law.

The Committee’s original Charter was adopted by the Board of Directors on December 17, 2002, and was amended most recently on December 10, 2004, with such amendments to be effective prospectively from that date. A copy of the Charter may be found in the Corporate Governance section of Getty Images’ website, located at www.gettyimages.com.

The members of the Committee are Messrs. Christopher H. Sporborg and James N. Bailey, with Mr. Bailey serving as the Chairman. Each of the members of the Committee has been affirmatively determined by the Board to be an “independent director” as defined by the New York Stock Exchange listing standards. The Committee held five formal meeting and numerous informal meetings during 2005 to carry out its responsibilities.

The Committee will consider stockholder-recommended candidates for the Board of Directors. Stockholders may communicate their nominations for the Board by sending an email to nominations@gettyimages.com, or by sending a written nomination to Nominating and Corporate Governance Committee, c/o General Counsel’s Office, Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103. Each stockholder recommendation should include at a minimum the candidate’s name, biographical information and qualifications, and acknowledgment from the candidate that such person is willing to be nominated and to serve as a Director if elected. The Committee will consider stockholder recommendations regarding potential nominees for next year’s annual meeting of stockholders if such recommendations are received by the Committee prior to the deadline for stockholder proposal submissions as described in the response to the question “What are the rules regarding stockholder proposals for the 2006 and 2007 meetings?” at the beginning of the proxy statement in which this report appears.

Respectfully submitted,

James N. Bailey (Chairman)

Christopher H. Sporborg

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, our independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2006. PricewaterhouseCoopers LLP has audited our financial statements since 1995. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if the representative so desires and to respond to questions from the stockholders. The following table presents the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for the years ended December 31, 2005 and 2004, and fees billed for other services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004:

		2005	2004
(1)	Audit Fees (including audits of our annual financial statements, our internal control over financial reporting, reviews of our quarterly financial statements, statutory audits of our foreign subsidiaries, and work related to the exchange offer involving our convertible subordinated debt)	$1,427,356	$1,363,785

(2)	Audit-Related Fees (including due diligence for potential acquisitions, and audit of an employee benefit plan)	223,544	33,349

(3)	Tax Fees (including tax compliance, advice, and planning)	1,729	37,509

(4)	All Other Fees	204	1,747

In 2005, 100% of the fees in categories (1) – (4) were approved by the Audit Committee. The services included under (3) “Tax Fees” were approved by the Audit Committee pursuant to the de minimis exception set forth in Section 2-01(c)(7)(i)(c) of Regulation S-X. A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy (“Policy”), which was adopted by the Audit Committee in March 2003 and amended most recently in June 2004, may be found in the Corporate Governance section of Getty Images’ website, located at www.gettyimages.com. The Policy sets forth the procedures and conditions under which services are pre-approved by the Audit Committee, such as audit services, audit-related services, and certain tax services; services that are pre-approved by the Audit Committee on a case-by-case basis; and services that the Company’s independent registered public accounting firm is prohibited from performing.

PERFORMANCE GRAPH

Set forth below is a graph comparing cumulative total stockholder returns on our common stock, the Russell 1000 Index and the Hemscott Industry Group 760—Business Services (the “Hemscott Group Index,” formerly known as the CoreData Group Index).

The Russell 1000 Index includes the 1,000 largest U.S. companies based on market capitalization, with a median capitalization of component companies equal to $4.0 billion. Getty Images has been a part of the Russell 1000 Index since 2002, and had a market capitalization of $5.5 billion as at December 31, 2005.

The graph assumes that $100 was invested in Getty Images and each index on January 1, 2001 (as required by SEC rules) and that any dividends were reinvested. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARE CUMULATIVE TOTAL RETURN

AMONG GETTY IMAGES, INC., RUSSELL 1000 INDEX

AND HEMSCOTT GROUP INDEX

ASSUMES $100 INVESTED ON JAN. 1, 2001

ASSUMES DIVIDENDS REINVESTED

*FISCAL YEAR ENDING DEC. 31 FOR EACH YEAR SHOWN

	2000*	2001*	2002*	2003*	2004*	2005*
GETTY IMAGES, INC.	100.00	71.81	95.47	156.66	215.16	278.97
HEMSCOTT GROUP INDEX	100.00	99.38	73.48	99.68	115.43	126.22
RUSSELL 1000 INDEX	100.00	86.39	66.58	84.92	92.97	97.03

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the common stock. Reporting Persons are also required by the SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of copies of such reports received by the Company, or on written representations from certain Reporting Persons that no other reports were required for such persons, the Company believes that during fiscal year 2005, all Section 16(a) filing requirements were satisfied on a timely basis.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED DECEMBER 31, 2005, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SEC IS AVAILABLE ON REQUEST. PLEASE WRITE TO:

INVESTOR RELATIONS DEPARTMENT

GETTY IMAGES, INC.

601 NORTH 34th STREET

SEATTLE, WASHINGTON 98103

ADDITIONAL INFORMATION

Proxy Solicitation Costs.    The proxies being solicited hereby are being solicited by the Company. The cost of preparing, printing and mailing this proxy statement and soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. If they do so, they will not receive any additional compensation for these activities. We will, on request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

GETTY IMAGES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2006

The stockholder(s) of Getty Images, Inc., a Delaware corporation, whose signature(s) appear(s) on the reverse side of this Proxy, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of Getty Images, Inc. to be held at the headquarters of Getty Images, Inc. located at 601 North 34th Street, Seattle, WA 98103, on May 2, 2006 at 11:00 a.m. (Pacific Daylight Time) and hereby appoint(s) Patrick F. Flynn, Elizabeth J. Huebner and Jeffrey L. Beyle, or any one of them, as proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the stockholder(s) would possess if personally present, to vote the Getty Images, Inc. Common Stock of the stockholder(s) on the reverse side of this Proxy at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse of this Proxy, and to vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion, on such other matters that may properly come before the meeting and any postponements or adjournments thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF BOTH OF THE NOMINEES TO THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2 AND WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS OR, IF NO RECOMMENDATION IS GIVEN, IN THE SAID PROXIES’ OWN DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

IMPORTANT -	TO BE SIGNED AND DATED ON REVERSE SIDE
GETTY IMAGES, INC. P.O. BOX 11053 NEW YORK, N.Y. 10203-0053
New address:

☐	Ú DETACH PROXY CARD HERE Ú

		Complete, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” proposals 1 and 2.

Proposal 1. To elect two (2) Class III Directors for three-year terms.

FOR both nominees listed below	☐	WITHHOLD AUTHORITY to vote for both nominees listed below	☐ *EXCEPTIONS	☐

Nominees: Jonathan D. Klein, Michael A. Stein

(INSTRUCTIONS: To withhold authority to vote for an individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).
*Exceptions

		FOR	AGAINST	ABSTAIN
Proposal 2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006.	☐	☐	☐		To change your address, please mark this box and indicate new address in the space provided on the reverse side of this card.	☐

S C A N L I N E ( F P O )

This proxy card should be signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon, dated and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both persons should sign.

					Date	Stockholder sign here	Co-Stockholder sign here